EXHIBIT 4.33

Confidential treatment has been requested for certain portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as “[*****]” or “*****”. A complete version of this exhibit has been filed separately with the Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

Modification 0004

ACAMBIS SUBCONTRACT MODIFICATION 0005

Subcontract No.: 200-2002-00010(BXTR)

Modification No.: 0005

Effective Date: May 29, 2003

Subcontractors:	Baxter Healthcare SA Hertistrasse 2 CH-8304 Wallisellen, Switzerland	Baxter Healthcare Corporation One Baxter Parkway Deerfield, IL 60015

Description of Modification:

(A)	Adds testing for Detection of Vero Cell DNA being an impurity in an estimated quantity sufficient to provide the US Government with up to [ **** ] doses of ACAM 2000.

(B)	Changes the Contractor’s Property Administrator in Clause H.14

Authority for, and type of, modification: Bilateral Supplemental Agreement

Estimated Total Change to Subcontract value: $[ **** ]

Changes to Subcontract:

See attached Pages 2 and 3.

RELEASE OF CLAIMS

In consideration of the modifications made above, this Modification is in full settlement of any right the Subcontractors may have to any equitable adjustment(s) as the result of the changes made herein. Except to the extent modified herein, the subcontract terms and conditions remain unchanged. This supplemental agreement constitutes the full agreement of the parties and supercedes any prior agreements with respect to the changes made herein.

For:	ACAMBIS, INC.	For:	BAXTER HEALTHCARE S.A. and BAXTER HEALTHCARE CORPORATION

[ **** ]	[ **** ]

Execution Date May 29, 2003	Execution Date , 2003

Modification 0005

Section B — Schedule of Subcontract ITEMs/Prices

Add:

		Estimated	Unit	Estimated
Item	Description	Quantity	Price	Total Amount

Item 0008	Testing for Vero Cell DNA Being an Impurity	[****]	[****]	[****]

*	1st Subcontractor shall perform testing for Vero Cell DNA being an impurity in provided samples as requested by the Contractor. The Contractor shall request testing by submitting an ACAM2000 testing sample and a description of the testing required to the 1st Subcontractor. The estimated maximum number of tests that may be ordered is [ **** ] but the number of tests required may be more or less depending on various factors. Contractor shall have no liability for payment except to the extent that testing is requested. 1st Subcontractor shall be required to perform DNA testing, if requested, only to the extent that such vaccine was purchased from the 1st Subcontractor under the terms of this Subcontract.

Section C — Description/Specification/Work Statement

Add:

ITEM 0008 –Testing for Vero Cell DNA

1st Subcontractor shall perform testing of ACAM 2000 samples for Vero Cell DNA being an impurity in provided samples in accordance with Protocol IQ9032, cGMP controls appropriate to a lab that supports cGMP manufacturing, relevant regulations, and due care and attention.

1st Subcontractor shall supply a Test Report on completion of each test for Vero Cell DNA being an impurity in the provided samples. The Test Report shall indicate the methods, results, observations and conclusions derived from the test identified in the protocol. 1st Subcontractor shall make all reasonable efforts to issue the Test Report within 21 days from receipt of the ACAM 2000 sample sent for testing.

Section E — Inspection and Acceptance

Add:

E.1A 0008 – Testing for Vero Cell DNA being an impurity shall be accepted upon Contractor’s receipt of a Test Report (see Section C, Item 0008 for the description of the Test Report) indicating that the test was performed in accordance with the requirements of this Subcontract.

Section F — Deliveries or Performance

Add:

	ITEM	Quantity	Deliver

F.1(4)	Item 0008 Test Report	1 Test Report Per Test Ordered	Use all reasonable efforts to deliver within 21 days of receipt of the ACAM 2000 sample for testing

Modification 0005

Section G — Subcontract Administration Data

Add:

G.1(2)(xiv)	For Item 0008, the invoice must include the quantity of the tests invoiced and the lot number for the sample related to each of those tests.

Section H — Special Subcontract Requirements

Delete Entire Provision:

H.14 GOVERNMENT PROPERTY/CONTRACTOR FURNISHED PROPERTY

Substitute:

H.14 GOVERNMENT PROPERTY/CONTRACTOR FURNISHED PROPERTY

Each Subcontractor shall be responsible for the control and accountable record keeping for all Government Property in their possession under this subcontract in accordance with FAR Subpart 45.5 as supplemented by DHHS Publication (OS) 74.115 entitled “Contractor’s Guide for Control of Government Property,” a copy of which will be provided upon request. Similar controls and record keeping procedures shall be used for any Contractor-furnished property as well.

The Chief of Material Management Branch, PGO, CDC, is the Government’s Property Administrator for government property accountable under this Subcontract. The Contractor’s Property Administrator for any Government or Contractor-furnished property under this Subcontract is [ **** ]. The Subcontractor agrees to furnish information regarding the Government property (or any Contractor-furnished property) under this Subcontract to the respective Property Administrator, an authorized representative, or a duly designated successor(s). Any inquiry from or information proposed to be furnished to the Government Property Administrator shall be promptly reported to Contractor’s Property Administrator before furnishing information to the Government representative.

The following Government property shall be furnished to the specified Subcontractor under this Subcontract. Such items shall be marked as U.S. Government Property, with the Subcontract # 200-2002-0001(BXTR), the Prime Contract #200-2002-00004 (Acambis Inc, Prime Contractor) (if not already so marked when received) and shall be managed and administered while in Subcontractors’ possession in accordance with the Government Property (Fixed Price Contracts) (Dec 1989) clause, FAR 52.245.2:

1.	Two (2) 9 mL vials of master virus seed (as is) [ **** ] ); and

2.	[ **** ]

Contractor shall furnish the following materials in sufficient quantities to enable the 2nd Subcontractor to assemble the number of smallpox vaccine kits ordered, in accordance with the Government Property (Fixed Price Contracts) (Dec 1989) clause, FAR 52.245.2, modified to properly reflect the parties, and marked to identify as the property as property of Acambis Inc. (“Contractor Furnished Property”):

[ **** ]

Modification 0005

Add:

H.30 Quality Control Testing Services (Item 0008)

(a)	In the event that 1st Subcontractor should deem it advisable or necessary to make variations to the agreed upon testing protocol, Contractor shall be notified of such variation at least 14 days in advance of the first planned use of the revised protocol and be given opportunity to comment on the proposed variation. Contractor may request a change to the testing protocol by writing to 1st Subcontractor (Attn: [ **** ] ). 1st Subcontractor shall not be obligated to implement any variations or deviations to the protocol requested by Contractor if such implementation would result or would likely result in a breach of GMP or any other relevant regulations, or if such implementation would not be commercially reasonable..

(b)	If a repeat of a test is required, 1st Subcontractor shall carry out such repeat test as soon as reasonably practicable and at 1st Subcontractor’s sole cost provided the requirement to repeat is caused by 1st Subcontractor’s wrongful act or omission. If the repeat test is due to Contractor’s wrongful act or omission, Contractor shall pay the price listed in Item 0008 for the repeat test. Acambis shall make available to 1st Subcontractor sufficient quantities of ACAM 2000 to enable the 1st Subcontractor to perform the test and to repeat the test in the event of loss or damage to the material prior to the completion of the test or in the event that any part of the test must be repeated.

(c)	If Contractor requests that the 1st Subcontractor send test samples or other material to the Contractor during or following completion of a test, Contractor shall be responsible for all the transportation and insurance costs for sending that sample or material.

(d)	For no less than the period required under GMP and any other relevant regulations, 1st Subcontractor shall store or shall arrange to be stored all data, information, results, material and other documentation relating to the testing services provided under Item 0008 of this Subcontract.

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